Exhibit 99.1

Founder SPAC Announces the Separate Trading of its Class A Ordinary Shares
and Warrants Commencing December 6, 2021

Cayman Islands – December 3, 2021 – Founder SPAC (the “Company”) announced that, commencing December 6, 2021, holders of the 31,625,000 units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on The Nasdaq Global Market (the “Nasdaq”) under the symbol “FOUNU,” and the separated Class A ordinary shares and warrants are expected to trade on the Nasdaq under the symbols “FOUN” and “FOUNW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Jefferies LLC acted as the sole book-running manager of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 14, 2021.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from Jefferies LLC at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Founder SPAC

Founder SPAC is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While we will not be limited to a particular industry or geographic region in our identification and acquisition of a target company, we intend to focus our search on businesses within the technology sector, with a specific focus on the theme of Digital Transformation.

Founder SPAC is led by CEO Osman Ahmed, CFO Manpreet Singh, and Executive Chairman Hassan Ahmed. The Company's independent directors include Jack Selby, Steve Papa, Allen Salmasi, and Rob Theis. The Company’s advisory board is led by sponsor and advisor Nikhil Kalghatgi.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into Class A ordinary shares and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:

Cody Slach

Gateway Group

(949) 574-3860

FOUN@gatewayir.com

Company Contact:

Osman Ahmed

CEO

osman@thefounderspac.com

Nikhil Kalghatgi

Advisor

nikhil@thefounderspac.com